Exhibit 5.1
Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065-1134
+1 650 802 3000 tel
+1 650 802 3100 fax

May 24, 2019

Core-Mark Holding Company, Inc.
1500 Solana Blvd., Suite 3400
Westlake, Texas 76262

Ladies and Gentlemen:

We have acted as counsel to Core-Mark Holding Company, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the registration of an additional 1,600,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which may be issued by the Company following the filing of the Registration Statement pursuant to the Core-Mark Holding Company, Inc. 2019 Long-Term Incentive Plan (the “2019 LTIP”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the 2019 LTIP; (iii) the Core-Mark Holding Company, Inc. 2010 Long-Term Incentive Plan and all amendments thereto; and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the additional 1,600,000 shares of Common Stock being registered for sale pursuant to the Registration Statement have been duly authorized and, when issued and delivered in accordance with the 2019 LTIP and the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/S/ Weil, Gotshal & Manges LLP
Weil, Gotshal & Manges LLP